Exhibit 10.12

First Advantage Corporation

Non-Employee Director Compensation Policy

(Adopted June 23, 2021)

Purpose

The purpose of this Non-Employee Director Compensation Policy (this “Policy”) is to establish the cash and equity compensation for non-employee members of the Board of Directors (the “Board”) of First Advantage Corporation (the “Company”) in a manner that aligns their interests with those of the Company’s shareholders and is competitive with comparable companies.

The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, or any committee or subcommittee thereof, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company and who is also not employed by Silver Lake Partners or any of its respective affiliates (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.

Effective Date

This Policy shall become effective upon the closing date of the Company’s initial public offering (the “Effective Date”), and shall remain in effect until it is revised or rescinded by further action of the Board.

Compensation

1.
Cash Compensation.
a.
Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $50,000 for service on the Board.
b.
Additional Annual Retainers. In addition to the annual retainer in Section 1(a), each Non- Employee Director serving as a member or chair, as applicable, of the following committees of the Board shall receive an additional annual retainer for such service as follows:

Audit Committee Chair:	$20,000
Audit Committee Member:	$10,000
Compensation Committee Chair:	$15,000
Compensation Committee Member:	$7,500
Nominating and Corporate Governance Chair:	$10,000
Nominating and Corporate Governance Member:	$5,000
c.
Payment of Retainers. The annual retainers described in Section 1(a) and Section 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a member of the Board does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, such Non- Employee Director shall receive a prorated portion of the retainer(s) otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Section 1(a)and Section 1(b), as applicable, with such prorated portion determined by multiplying such otherwise payable retainer(s) by a fraction, the numerator of which is the number of days during which the member of the Board serves as a Non-Employee Director or in the applicable positions described in Section 1(b) during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.
d.
Reimbursement of Expenses. The Company shall reimburse each non-employee member of the Board for all reasonable and documented travel and lodging expenses associated with attendance at Board and committee meetings.

2.
Equity Compensation. Non-Employee Directors shall be granted the restricted stock unit awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Omnibus Incentive Plan or any other applicable Company equity incentive plan then maintained by the Company (such plan, as may be amended from time to time, the “Plan”) and shall be granted subject to the execution and delivery of applicable award agreement(s), including any exhibits attached thereto. All applicable terms of the Plan and any award agreement thereunder shall apply to this Policy as if fully set forth herein.
a.
Annual Awards. Each Non-Employee Director who (i) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) after the Effective Time and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be automatically granted, on the date of such Annual Meeting, an equity award consisting of a number of restricted stock units (“RSUs”) calculated by dividing $175,000 by the average closing price per share of Class A Common Stock over the 30 trading days preceding such grant date, rounded up to the nearest whole share. The awards described in this Section 2(a) shall be referred to as the “Annual Awards.”
b.
Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall be automatically granted, on the effective date of such Non-Employee Director’s initial election or appointment (such Non-Employee Director’s “Start Date”), an equity award consisting of a number of RSUs calculated by dividing $225,000 by the average closing price per share of Common Stock over the 30 trading days preceding such grant date, rounded up to the nearest whole share. The awards described in this Section 2(b) shall be referred to as “Initial Awards.” For the avoidance of doubt, no Non-Employee Director shall be granted more than one Initial Award.
c.
Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who, following the Effective Date, terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(b) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Annual Awards as described in Section 2(a) above.
d.
Vesting of Awards Granted to Non-Employee Directors. Subject to the Non-Employee Director continuing in service through each applicable vesting date:
(i)
Annual Award. Each Annual Award shall vest on the first anniversary of the date of grant, or, if earlier, the date which is the business day immediately preceding the date of the next Annual Meeting following the date of the Annual Meeting on which such Annual Award is granted.
(ii)
Initial Award. Each Initial Award shall vest as to one-third of such award on each of the first through third anniversaries of the date of grant.
(iii)
Termination. No portion of an Annual Award or Initial Award that is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter.
(iv)
Change in Control. All of the Annual Awards and Initial Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Plan), to the extent outstanding and unvested at such time.

Compensation Limits

Notwithstanding anything to the contrary in this Policy, all compensation payable under this Policy will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Plan, as in effect from time to time.

Modifications to the Policy

This Policy may be amended, modified or terminated at any time by action by the Board in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non- employee directors. No Non-Employee Director shall have any rights hereunder, except with respect to equity awards granted pursuant to this Policy following grant thereof.

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